EXHIBIT 99.2


WOODHEAD INDUSTRIES

MODERATOR: ROBERT FISHER
JULY 23, 2003
10:00 A.M. CT


Operator: Good morning, and welcome to the Woodhead Industries' Third Quarter conference call.


          Before we begin, let me remind the audience that comments made during the conference call being held today, July 23, 2003, contains statements that are forward looking These statements are based on current expectations that are subject to risks and uncertainties. In particular, such risks include future actions, perspective products, future performance of results of current or anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, general economic and business conditions, competition and other issues discussed in the Company's form 10-K and other SEC filings.


          As a reminder, this call is being recorded.


          Let me now introduce our host for today's call, Mr. Philippe Lemaitre, President and Chief Executive Officer of Woodhead Industries. Please go ahead, Mr. Lemaitre.


Philippe Lemaitre: Thank you Melissa and good morning, everyone. We appreciate that you are joining us today to discuss our performance and financial results for our fiscal third quarter. With me is Bob Fisher, our Vice President and Chief Financial Officer; Joe


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          Nogal, our Vice President, Treasurer and Controller is also with us, and he's available to respond to your questions at the end of the call.


          I will begin today's call with a summary of the financial results for the third quarter, and update on the current economic and manufacturing environment and product developments.


          Bob Fisher will then take you through the numbers in greater detail, and review our results by business segment.


          Finally, I will return and provide our forecast for the fourth quarter. Then, we will conclude as usual by taking your questions.


          Our 2003 fiscal third-quarter financial results were better than the guidance we provided to you last quarter. Over all, revenue for third quarter was $46.7 million, up 2.4 percent from last year. Income from operations was $2.3 million. And net income was $2 million, or 17 cents per share. Net income was up 34 percent from last year.


          Although the Institute for Supply Management index improved slightly to 49.8 in June, it is still below 50, still indicating contraction in the manufacturing environment. This continued contraction over the last four months further validates our belief that, although the down turn has bottomed out, a recovery in the manufacturing sector has not yet begun.


          We saw a slight decline in order activity in April and May, but order rates increased late in June and in early July. We're still seeing customers that are conservative and not ready


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          to commit to significant capital investment today. However, the overall interest in our products is growing, and we are successfully entering into new geographic markets to better position ourselves for tomorrow.


          Here are a few specific examples. We recently announced a new family of products, our Brad Power(TM) connection systems, which provide flexible solutions for power distribution. Recent changes to the National Fire Protection Act (NFPA 79) now allow the use of factory-applied connectors molded onto cables for line voltage, communications and low voltage industrial machinery applications. Our Brad Power products are modular, flexible, scalable and code-compliant quick-connect wiring solutions that offer lower install costs and faster commissioning of industrial machinery. Brad Power systems offer quick and easy installation without the tools, threading, pipe bending and wire-pulling involved in installing standard conduit today. The initial interest in this product line has been very enthusiastic, and we expect it to generate significant business growth, both through distributors and direct accounts.


          We have also recently had great success with our mPm(TM) DIN connector product in Asia. Three major manufacturers of hydraulic and pneumatic components chose us as their sole source going forward. This makes us the number-one or number-two supplier in one of the largest regional markets for solenoid valve connectors.


          We also continued our introduction of new electrical products. We launched a new Safety Yellow(R) 150-watt incandescent lamp, a new Watertite(R) and Safeway(R) mechanical interlock devises. These additions will enable us to strengthen our market leadership position in this space.


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          So as I have mentioned to you in the past quarters, we have significantly improved our new product development capabilities, and expect to regularly announce new products in the coming years.


          Overall, given the current economic and manufacturing environment, we continue to be cautiously optimistic and forecast on the focus that we can control; new product development, costs and structure. We are pleased with the progress we are making with the closing of our Aero-Motive subsidiary. The integration into our Daniel Woodhead operation is progressing well. And we expect to have it completed in the first half of our next fiscal year as we planned. Our discussions to sell several of Aero-Motive's smaller product lines are also going well, and we will update you as final developments occur.


          I will now turn the call over to Bob, who will review our financial performance in greater detail. Bob?


Robert Fisher: Thank you, Philippe. Given the continued sluggishness in the manufacturing and industrial sector, we're pleased with our third-quarter results. As Philippe said, consolidated revenues for the third quarter were $46.7 million, up 2.4 percent compared to last year. And a record 43 percent of our revenue came from international markets. And this compared to 39 percent last year.

          Like last quarter, the impact of foreign-exchange rate changes increased our sales number. This quarter's impact was $2.9 million on a year-over-year basis. Partially offsetting this was the loss of $1.3 million of revenue for the quarter from the sale of the AKAPP operation in the first quarter of this year.


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          Geographically, U.S. performance was disappointing, but consistent with the overall economic climate. Sales in the U. S. were down 6 percent versus last quarter and last year. But as Philippe mentioned, order rates improved in late June and early July.


          Internationally, we performed much better. And sales increased 14 percent compared to last quarter, and 16 percent compared to last year. Specifically, we experienced good growth in the UK, Germany, Italy and the Far East.


          Income from operations for the quarter was $2.3 million, and net income was $2.0 million, or 17 cents per share. These results compare to income from operations of $3.3 million, and net income of $1.5 million, or 13 cents per share in the third quarter of 2002. Net income from continuing operations was up 34 percent compared to last year.


          As we told you last quarter, consistent with FAS 146 requirements, we are expensing the cost associated with the restructuring of the Aero-Motive subsidiary this quarter and the next two quarters. Just as a reminder, the new accounting rules require us to book the cost associated with these actions over the period from the date of the announcement to the end of the project, and account for them as a component of operating expenses. The impact this quarter was $1.2 million, and was primarily due to the amortization of severance costs and increased appreciation expenses. This decreased our earnings-per-share by 6 cents.


          Also adversely affecting our earnings was the impact of an unfavorable value-added tax, or VAT ruling in Mexico. The ruling relates to VAT expenses paid in conjunction with the construction of our Juarez facility six years ago. This matter has been progressing through the legal system in Mexico over the past six years, and we recently received an


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          unfavorable ruling. Although we believe that we are entitled to tax refund and will continue to pursue our position, it was necessary to book it as an expense this quarter. The VAT ruling cost us 5 cents per share.


          In the quarter we had two positive items that more than offset the two negative items just mentioned. First was the favorable impact of the continued strengthening of foreign-exchange rates, particularly the Canadian dollar and its effect on a U.S.-dollar denominated loan. This impact was worth 4 cents -- 14 cents, I'm sorry.


          In addition, we benefited by 4 cents from a reduction in our liability for retiree medical benefits. This pick up is a result of us making the plan self-funding by increasing the contributions of the retirees. In accordance with FAS 106, the gain from the elimination of our liability for the retiree medical benefit is being spread over this and the next two quarters. The impact is $700,000 each quarter.


          The gross margin rate for the third quarter decreased to 38.2 percent--decreased from 38.2 percent last year to 35.6 percent this year. This decline was primarily due to the geographic shift in our sales mix. (Our margins are lower in Europe because of competitive environments.) We also had an impact of lower plant utilization in North American plants, and lower margins in the telecommunications market, due to the overall market conditions and specific supplier cost-reduction programs initiated by one of our major customers.


          Operating expenses were $14.3 million, compared to $14.1 million last year. This year's number includes the restructuring costs of $1.2 million, and the benefit of the retiree


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          medical adjustment of $700,000. The changes in foreign exchange rates increased operating expenses by $800,000 compared to last year.


          In the Connectivity Segment, third quarter sales were $33.9 million, up 6.8 percent from last year, including the benefit of exchange-rate changes. For the quarter, Connectivity increased to 73 percent of our total sales.


          Income from operations in this segment was $1.7 million compared to $2.5 million in 2002. The decline in income was again due to the sales-mix shift, lower plant utilization and the telecommunications market factors mentioned before.


          In the Electrical Segment, third-quarter sales were $12.8 million, down 7.7 percent compared to last year due entirely to the sale of AKAPP operation earlier this year. AKAPP sales last year were $1.3 million in Q3. Income from operations from this segment was $25,000 versus $1.2 million last year, primarily due to the restructuring expenses for the Aero-Motive actions.


          Our tax rate for the quarter decreased to 28 percent, primarily due to the favorable treatment of a portion of the exchange gain in Canada where only 50 percent of the gain was taxable.


          Backlog at the end of the third quarter decreased to $15.3 million, compared to $17.0 million at the end of the second quarter, and $16.2 million a year ago.


          Cash flow from operations continued to be strong, and was $5.8 million for the quarter as we continued to make improvements in working capital accounts. And this included a


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          $2.0 million prepayment into our pension fund to increase the funding.
          Most importantly, as sales increased 2 percent over last quarter, inventory levels came down an additional $600,000, or 4 percent, improving our inventory turns again. Cash on hand at the end of the quarter was $25.1 million. Depreciation and amortization was $3.1 million. And capital expenditures were $1.1 million in the quarter. This compares to $2.7 million and $1.5 million respectively last quarter, or last year. For the full year, we now expect to spend only $4.5 million to $5.5 million on capital expenditures, down from $7.2 million last year.


          As Philippe said, we're proceeding per our original plan with the migration and integration of the Aero-Motive operation into the Daniel Woodhead electrical business. We will continue to update the investment community every quarter through our conference calls, and our 10-Q filings, with the most current information. For now we're only sure that we will expend between $1.2 million and $1.5 million in each of the next two quarters to cover the migration and severance costs.


          At this time, while we don't have any firm final agreements, we believe that one or more of the product lines could be completed and sold next quarter.


          I'll now turn the call back to Philippe.


Philippe Lemaitre: Thank you, Bob. Our long-term visibility is still quite limited, and we're not expecting a strong economic turn around in the balance of the calendar year. We expect our fiscal fourth-quarter revenue to be flat compared to this quarter. And earnings-per-share should be in the range of 1 to 3 cents, including the Aero-Motive restructuring costs that amounts to 9 cents. So that's 10 to 12 cents before the restructuring costs.


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          Again, as Bob mentioned, there is potential for significantly better results if the sale of any Aero-Motive line is completed in the quarter. Also, as we told you before, we believe the Aero-Motive actions will become accretive to earnings beginning in the middle of fiscal 2004.


          Operator, I think we are now ready for questions.


Operator: Thank you. Our question-and-answer session will be conducted electronically. For those of you that have a question today, please press the star key, followed by the digit one, on your touch-tone telephone at this time. If you are using a speakerphone, please ensure your mute function is turned off to allow your signal to reach our equipment. Once again, if you do have a question, please press star, one.


          And we'll pause for just a moment.


         It appears there are no questions.


Philippe Lemaitre: OK.


Operator: We do now have a question from John Franzreb with Sidoti and Company.


John Franzreb: Good morning, Gentlemen.


Philippe Lemaitre: Hi, John.


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John Franzreb: Hi. I joined the conference call a little bit late, and so if I ask anything that's repetitive, excuse me. About the retiree benefit that you alluded to, was that $700,000 per quarter over the next two quarters? Or was that implied to be $350,000 over the next two quarters?


Robert Fisher: $700,000 per quarter.


John Franzreb: Per quarter. Now for your fourth - does your estimates include the one to three cents. Does it include that benefit, or is it excluding that?


Robert Fisher: It includes that.


John Franzreb: OK. So the 12 cents organic number has that benefit in there?


Robert Fisher: Correct.


John Franzreb: So really it's closer to 10?


Robert Fisher: Correct.


John Franzreb: OK. OK. And your capital spending budgets, what's changed meaningfully this year versus a year ago?


Robert Fisher: It's just overall capital. It's nothing significant. We had a piece for the Mexico plant, you know, finishing up the plant last year, which was probably about a million dollars.


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John Franzreb: Yes. And are you seeing any currency benefit on your sales line?


Robert Fisher: In the quarter?


John Franzreb: Yes.


Robert Fisher: On a year-over-year basis, yes.


John Franzreb: How much of an impact has that been?


Robert Fisher: In the quarter that we just recorded?


John Franzreb: Yes.


Robert Fisher: Two point nine million dollars.


John Franzreb:  Two point nine million dollars?


Robert Fisher:  Year-over-year.


John Franzreb:  OK that's it for me. Thanks.


Robert Fisher:  Thank you, John.


Operator: Now as a reminder, if you do have question, please press star, one at this time.


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          And there are no further questions.


Philippe Lemaitre: Well thank you very much everybody, and we will talk to you in three months from now.


Operator: That does conclude today's conference. We thank you all for your participation. You may now disconnect.




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